UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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METASOLV, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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METASOLV, INC.

5556 Tennyson Parkway

Plano, Texas 75024

SUPPLEMENT TO

PROXY STATEMENT DATED NOVEMBER 20, 2006

This Supplement (this “Supplement”) supplements and amends the Proxy Statement (the “Proxy Statement”) dated November 20, 2006, of MetaSolv, Inc. (the “Company”) mailed to you in connection with the solicitation of proxies on behalf of the board of directors of the Company for use at the special meeting of stockholders to be held on December 15, 2006, at 10:00 a.m., local time, at the Company’s headquarters, located at 5556 Tennyson Parkway, Plano, Texas 75024. The purpose of the special meeting is to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 23, 2006, as amended, by and among Oracle Systems Corporation (“Parent”), Marine Acquisition Corporation, a direct wholly-owned subsidiary of Parent, and the Company (the “Merger Agreement”). This Supplement is first being mailed to stockholders on or about December 5, 2006.

STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THIS SUPPLEMENT CAREFULLY IN DECIDING HOW TO VOTE. The Company’s board of directors has unanimously determined that the merger pursuant to the Merger Agreement is advisable and in the best interests of the Company and its stockholders and recommends that you vote “FOR” the adoption of the Merger Agreement at the special meeting.

Only stockholders of record on November 20, 2006, are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. For information on submission of proxies or revocation of proxies, please see “The Special Meeting – Proxies; Revocation” on page 13 of the Proxy Statement.

Discovery Partners Litigation

On November 21, 2006, Discovery Partners, which alleges to be a stockholder of the Company, filed a class action petition in the district court of Collin County, Texas against the Company, Parent, Marine Acquisition Corporation and all of the directors of the Company. In the petition, Discovery Partners alleges, among other things, that the Company’s directors breached their fiduciary duties to the Company’s stockholders in approving the Merger Agreement and that the Proxy Statement contains insufficient or misleading information. The petition seeks an injunction to prevent the special meeting and monetary damages.

The Company believes the claims asserted in the petition are wholly without merit. Nonetheless, because the Company is required by applicable securities laws to notify you of this lawsuit, the Company has decided to include in this Supplement, in addition to the description of the lawsuit, additional information that addresses issues raised in the petition filed by Discovery Partners. The inclusion of this additional information is neither an acknowledgement that the Company attributes any merit to the claims asserted in the lawsuit nor an acknowledgement that any of the information is material or required by applicable law to be disclosed. Rather, the Company has included this information in the Supplement in an effort to move expeditiously toward the special meeting, because the Company believes a timely vote on and consummation of the merger are in the best interests of the Company’s stockholders.

Supplemental Disclosures

1. As described in “The Merger – Interests of Certain Persons in the Merger – Stock Options and Restricted Stock,” immediately following the effective time of the merger, each outstanding option to purchase Company common stock will be assumed by Parent and converted into an option to purchase common stock of Oracle Corporation in accordance with the terms and conditions of the applicable Company stock option plan and stock option agreement governing such option pursuant to a conversion formula set forth in the Merger Agreement. No stock options will be cashed out for the merger consideration at the closing. The converted options will continue to vest according to the vesting schedule set forth in the applicable stock option agreement except that, pursuant to the Company’s Long-Term Incentive Plan, 25% of the unvested awards under the Company’s Long-Term Incentive Plan will automatically vest at the closing of the merger. In addition, pursuant to the retention agreements entered into with T. Curtis Holmes, Jr., Glenn A. Etherington, Jonathan K. Hustis and Phillip C. Thrasher, an additional 25% of such executives’ options will vest at closing.

The following table sets forth the number of options to purchase Company common stock owned by each of the Company’s directors and executive officers that will vest as of the closing of the merger and, for each individual, the aggregate difference between the merger consideration of $4.10 per share and the exercise prices of these options. The number of shares underlying options and the value of such options that are listed below are a subset of the numbers and values provided in the table on page 38 of the Proxy Statement.

	Number of Shares Underlying Options That Will Vest at Closing	Value of Options That Will Vest at Closing
Directors:
T. Curtis Holmes, Jr. (1)	158,000	$154,050.00
Royce J. Holland	1,875	$1,593.75
Lawrence J. Bouman	1,875	$1,593.75
John W. White	1,875	$1,593.75
John E. Berndt	1,875	$1,593.75
Terry L. Scott	1,875	$1,593.75

Executive Officers:
Glenn A. Etherington	69,167	$75,791.40
Phillip C. Thrasher	60,417	$79,416.40
Jonathan K. Hustis	69,167	$75,791.40
Michael J. Cullen	30,833	$34,520.00
David Sharpley	36,458	$45,458.20

(1)	Mr. Holmes also serves as chief executive officer and president of the Company.

2. As described in “The Merger – Background of the Merger,” in July 2006, Raymond James contacted several companies to determine their interest in acquiring the Company. Raymond James selected the companies based on their having a possible strategic interest in either entering the fulfillment segment of the telecom operations support systems sector or augmenting their existing market position in the fulfillment segment of telecom operations support systems. In addition, Raymond James considered the companies’ capacity to pay a satisfactory price for the Company. These companies can be grouped into several categories, including telecom operations support systems companies, general telecom carrier communications software companies, network equipment manufacturers, and enterprise software and networking companies with business support software offerings potentially complementary to telecom operations support systems applications.

3. All of the companies that Raymond James contacted in July 2006 to determine their interest in acquiring the Company were strategic buyers. Financial buyers were perceived to be unable to pay a satisfactory price based on (a) the results of prior discussions and negotiations with various financial buyers who had expressed interest in the Company and (b) the fact that the Company, on a standalone basis, had limited profitability and cash flow to support the financing of a potential transaction with a financial buyer. In each prior discussion with a potential financial buyer, the financial buyer either disengaged after initial due diligence or declined to proceed at a satisfactory valuation level. Approximately six strategic buyers were approached in July 2006, with an additional four strategic buyers approached thereafter.

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4. As described in “The Merger – Background of the Merger,” the First Potential Acquirer’s original proposal and its subsequent offer were qualified with significant conditions. These conditions included that the First Potential Acquirer be able to finance the acquisition through third parties, completion of due diligence, retention of key employees, and approval by the First Potential Acquirer’s stockholders.

5. As described in “The Merger – Opinion of Raymond James,” Raymond James analyzed selected historical and projected financial, operating, and stock market data of the Company and other publicly-traded companies that Raymond James deemed to be comparable to the Company. Raymond James selected companies that provide communications software to telecommunications carriers, primarily vendors of telecom operations support systems. Telecom operations support systems can be further subdivided into three principal segments – billing, service assurance and service fulfillment – with service fulfillment being the segment in which the Company primarily operates. In its analysis, Raymond James considered public companies in all three segments, ranging from market leading companies to smaller and mid-sized vendors similar to the Company.

6. As described in “The Merger – Opinion of Raymond James,” Raymond James compared the proposed merger with selected comparable merger and acquisition transactions. Raymond James selected change of control transactions with reported transaction metrics within the telecom operations support systems sector (including the billing, service assurance and service fulfillment segments) having an enterprise value of at least $40 million. The transactions included in Raymond James’ analysis occurred from April 2004 through August 2006.

7. As described in “The Merger – Opinion of Raymond James,” Raymond James performed a discounted cash flow analysis to determine the implicit share price of the Company’s common stock based on the Company’s projected financial results for calendar years 2007-2009. One component of these calculations was a terminal value multiple ranging between 9.0x and 11.0x. In arriving at the terminal value multiple range, Raymond James considered a variety of factors, including (a) historical EBITDA multiples paid by acquirers in the operations support systems sector, (b) the Company’s relative growth and performance characteristics, and (c) the general condition of the securities markets.

8. As described in “The Merger – Opinion of Raymond James,” Raymond James received a customary fee from the Company upon delivery of its fairness opinion and will receive a fee for financial advisory services that is contingent upon consummation of the merger. The fee for delivery of the fairness opinion was $200,000. The fee for financial advisory services, which is payable upon consummation of the merger, will equal 0.9% of the merger consideration in excess of $20,000,000, or a total fee for financial advisory services equal to approximately $1.8 million.

9. Raymond James received a fee of $1.15 million in connection with the private placement of the Company’s securities in October 2005 and a retainer of $40,000 when the Company engaged it in 2003. Raymond James also received a cash fee of $200,000 in connection with the delivery of its fairness opinion on October 22, 2006, relating to the merger.

10. Raymond James does not anticipate providing any services to Oracle and/or its affiliates in the next two years and does not anticipate receiving any fees from Oracle for services during such period.

11. As of the date of this Supplement, Raymond James does not hold any Oracle stock for its own account. As a broker-dealer, Raymond James may from time to time hold Oracle stock on behalf of its retail and institutional clients or in connection with the execution of a trade with or on behalf of a client.

12. Raymond James has not provided any brokerage or investment banking services to Oracle during the past two years nor has it received any brokerage or investment banking fees from Oracle during such period.

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